Consent of Independent Certified Public Accountants

The Board of Directors
The Travelers Life and Annuity Company:

We consent to the use of our report included herein and to the reference to our firm as experts under the heading "Independent Accountants."

KPMG LLP

Hartford, Connecticut
April 27, 1999